EXHIBIT 5.1

November 21, 2005

Volcom, Inc.
1740 Monrovia Avenue
Costa Mesa, California 92627
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

File No. 030160-0026

Re:	Volcom, Inc. Registration Statement on Form S-1 for 5,750,000 shares of Common Stock, par value $0.001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Volcom, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 5,750,000 shares (including up to 750,000 shares subject to the underwriters’ over-allotment option) (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2005, as amended by Amendment No. 1 filed with the Commission on November 21, 2005 (the “Registration Statement”). All of the Shares are being offered by certain stockholders of the Company listed in the principal and selling stockholders table of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading

Volcom, Inc.
November 21, 2005

“Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP